Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Announces Steven M. Cavanaugh
Will Become Chief Financial Officer

TOLEDO, Ohio, March 23, 2006 — Manor Care, Inc. (NYSE:HCR) today announced that Steven M. Cavanaugh will become chief financial officer of the company in May 2006. He will succeed Geoffrey G. Meyers, executive vice president and chief financial officer, who is retiring from the company at that time after 39 years of service. In this position, Mr. Cavanaugh will have responsibility for accounting, financial services, tax, treasury, internal auditing, reimbursement and information services.

Mr. Cavanaugh joined the company in 1993 and is currently vice president, director of corporate development, a position to which he was elected in 1999. In this position, he has provided executive leadership for all merger, acquisition and external development activities of the company, and also leads the company’s strategic planning and budgeting functions. Previously, along with various other financial positions of increasing responsibility, Mr. Cavanaugh was general manager of the company’s inpatient and outpatient rehabilitation operations for three years.

“Steve has provided leadership and played a key role in all of the transactions that have driven our growth the past 13 years, including our acquisition and integration of the former Manor Care,” said Paul A. Ormond, chairman, president and chief executive officer. “He is well-qualified and experienced to assume the role of chief financial officer as we continue along our growth path from a very strong financial position.”

Mr. Cavanaugh earned a master’s degree in business administration with honors from the University of Michigan and a bachelor’s degree in finance, magna cum laude, from the University of Toledo. He is a member of the Business Advisory Council of the

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Manor Care Names CFO, Page 2

University of Toledo.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.